PACKAGING CORPORATION OF AMERICA AGREES TO SETTLE KLEEN PRODUCTS CLASS ACTION LAWSUIT

Lake Forest, IL, April 16, 2014 - Packaging Corporation of America (NYSE: PKG) announced today that it has reached an agreement to settle a civil, class action lawsuit filed against PCA and eight other North American manufacturers of containerboard. The lawsuit, filed in 2010, is pending in the U.S. District Court for the Northern District of Illinois.

Under the terms of the agreement, which must be approved by the court, PCA will pay $17.6 million into a settlement fund in return for a dismissal and release of all claims of the purported class. PCA will record a reserve for the expected settlement of the agreement in first quarter 2014 results, which will result in an after-tax charge of $11.3 million, or $0.11 per share.

Commenting on the settlement agreement, Mark W. Kowlzan, Chief Executive Officer of PCA, said “While PCA believes that the allegations brought against it in this action have no merit, our Board of Directors has determined that it is in the best interest of our shareholders to settle this lawsuit at this time to avoid the substantial legal costs as well as the uncertainty involved with litigation of this nature.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 98 corrugated products plants and related facilities.

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the ability to obtain court approval; the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com